FOR IMMEDIATE RELEASE

COMPANY CONTACT

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
THIRD QUARTER SALES

Burlington, NJ - March 8, 2007 - Burlington Coat Factory Warehouse Corporation announced today that net sales from continuing operations for the third quarter ended March 3, 2007 were $987.2 million compared with $1,023.7 million for the third quarter ended February 25, 2006, a 3.6% decrease. The Company’s 2006 fiscal year ended June 3, 2006 was a 53 week year. As a result, each of the fiscal quarters in this 2007 fiscal year begins and ends one week later than the corresponding period of the prior fiscal year. For the thirteen weeks ended March 3, 2007 compared with the thirteen weeks ended March 4, 2006, net sales increased $0.7 million. These results reflect a 2.6% comparative store sales decrease for the quarter. December comparative store sales decreased 6.8%, January comparative store sales increased 6.3% and February comparative store sales decreased 0.6%, compared with the same periods last year.

Net sales from continuing operations for the nine months ended March 3, 2007 were $2.629 billion compared with $2.620 billion for the nine month period ended February 25, 2006, a 0.3% increase. These results reflect a 2.0% comparative store sales decrease for the nine-month period. Net sales for the nine months ended March 3, 2007, compared with the nine months ended March 4, 2006, increased $1.0 million.

The decrease in comparative store sales in December of 6.8% reflects the warmer than normal seasonal temperatures throughout most of the country which negatively impacted outerwear and other winter apparel sales.

During the nine months ended March 3, 2007, the Company opened eighteen new Burlington Coat Factory stores, reopened three stores previously closed due to Hurricanes Katrina and Wilma and converted two of its existing Cohoes Fashions stores to Burlington Coat Factory stores. During the remainder of the current fiscal year, the Company expects to open one additional Burlington Coat Factory store. Three Burlington Coat Factory stores, one MJM Shoe store, one Super Baby Depot store and one Cohoes Fashions store were closed during the nine months ended March 3, 2007. In addition, the Company anticipates closing two of the four remaining Cohoes Fashions stores during the fourth fiscal quarter and plans to continue operating the remaining two stores.

As of March 3, 2007, the Company operated 380 stores in 44 states, principally under the name "Burlington Coat Factory".

The Company plans to issue a press release on April 17, 2007 announcing results for the third quarter and to hold a conference call regarding the third quarter results at 10:00 A.M. Eastern time on April 18, 2007. To listen to the call, visit the Company’s website at www.burlingtoncoatfactory.com. The call will be available for replay on the Company's website.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.